SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

                                 FORM 8-K

                             CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): November 27, 1998

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
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            (Exact Name of  Registrant as Specified in Charter)


            Delaware                   0-20303                13-2846796
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  (State or Other Jurisdiction       (Commission           (I.R.S. Employer
        of Incorporation)             File Number)         Identification No.)


  P.O. Box 382, 4 Hardscrabble Heights, Brewster, New York         10509
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      (Address of Principal Executive Offices)                   Zip Code


     Registrant's telephone number, including area code:  (914) 277-8100



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         Former name or former address, if changed since last report

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ITEM 5.   OTHER EVENTS.

          Redemption of Preferred Stock.  On November 27,
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1998,  the Company redeemed 1,500 shares of its Series A
Preferred Stock (the "Preferred Stock"), constituting all outstanding shares of the Preferred Stock. The redemption price of the Preferred Stock was $0.0001 per share. The redemption of the Preferred Stock was required by the provisions of the Securities Purchase Agreement, dated
October 28, 1998, by and among the Company, and Cahill, Warnock Strategic Partners Fund, L.P. and Strategic
Associates, L.P. (together, the "Cahill Entities"), pursuant to which the Cahill Entities purchased $4,000,000 principal amount of subordinated debentures.

          Each share of the Preferred Stock had been entitled to 3,000 votes on all voting matters, as compared with the Common Stock of the Company (the "Common Stock"), which is entitled to one vote per share. Furthermore, a voting trust, which has as its voting trustees certain executive officers and other persons affiliated with the Company (the "Voting Trust"), held all shares of the Preferred Stock and a significant number of shares of Common Stock, resulting in effective control of the Company by its management. The redemption of the Preferred Stock has substantially diluted the voting power of the Voting Trust and has increased the voting power of the holders of the Company's Common Stock.

                           SIGNATURE


          Pursuant to the requirements of the Securities
  Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                          TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.




                          By:  /s/ ANDREW L. SIMON
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                               Andrew L. Simon
                               President


Date: December 22, 1998